          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             FIRST HAWAIIAN, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

               HERBERT E. WOLFF, Senior Vice President/Secretary
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

        ------------------------------------------------------------------------

                                    [LOGO]

                              FIRST HAWAIIAN, INC.
                                 P.O. Box 3200
                             Honolulu, Hawaii 96847


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF FIRST HAWAIIAN, INC.

         The Annual Meeting of the Stockholders of First Hawaiian, Inc. (the "Corporation") will be held on April 21, 1994 at 9:30 o'clock A.M. in the 20th floor Dining Room of the Plaza Club, 900 Fort Street, Honolulu, Hawaii, for the following purposes:

         1. To fix the number of Directors at 15 and to elect five directors for a term of three years until the Annual Meeting of Stockholders in 1997, or until their successors are elected and qualified.

         2.      To elect the Auditor of the Corporation.

         3. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $5 per share, from 66,500,000 to 100,000,000.

         4. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

         Only stockholders of record at the close of business on February 22, 1994, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS:

                                        Herbert E. Wolff
                                        Senior Vice President and Secretary

Dated: March 1, 1994

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                                    [LOGO]

                              FIRST HAWAIIAN, INC.
                                 P.O. Box 3200
                             Honolulu, Hawaii 96847


                                PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Hawaiian, Inc. (the "Corporation") of proxies to be used in the voting at the Annual Meeting of Stockholders of the Corporation to be held on April 21, 1994, and any adjournments thereof.

         The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1993, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 1, 1994.

         First Hawaiian, Inc. is a holding company for First Hawaiian Bank (the "Bank"), First Hawaiian Creditcorp, Inc., First Hawaiian Leasing, Inc.,
FHI International, Inc., and Pioneer Federal Savings Bank.


                       OUTSTANDING SHARES; VOTING RIGHTS

         At the close of business on February 22, 1994 (the "record date") there were 32,350,349 shares of common stock of the Corporation outstanding. Each share is entitled to one vote; there is no cumulative voting.

         The following table sets forth information as of the record date for each person known by the Corporation to be the beneficial owner of more than five percent of the common stock of the Corporation:

                 Name and                                        Amount and
                Address of                                       Nature of                      Percent
                Beneficial                                       Beneficial                       of
                  Owner                                          Ownership                       Class
                ----------                                       ----------                     --------
David M. Haig, Fred C. Weyand, Paul Mullin Ganley     7,900,000 shares, as to which there is     24.42
and Walter A. Dods, Jr., as Trustees under the        shared voting and investment power
Will and of the Estate of Samuel M. Damon,
1132 Bishop Street, Honolulu, Hawaii 96813(1)

Asset Management Division, First Hawaiian Bank,       3,634,951 shares(2)                        11.24
P.O. Box 3200, Honolulu, Hawaii 96847

Alexander & Baldwin, Inc., 822 Bishop Street,         1,692,894 shares, as to which there is      5.23
Honolulu, Hawaii 96813(3)                             sole voting and investment power

- --------------------
(1) Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation. Mr. Dods became a Trustee of the Estate on January 1, 1994.

(2) The shares held by the Asset Management Division in fiduciary accounts include: 1,532,860 shares as to which it has sole voting power and 1,515,020 shares as to which it has sole investment power; 1,715,176 shares as to which it has shared voting power and 1,739,998 shares as to which it has shared investment power; 386,915 shares as to which sole voting power is retained by the settlors of the trusts; and 379,933 shares as to which sole investment power is held by outside investment advisers.

(3) Mr. Robert J. Pfeiffer, a Director of the Corporation, is Chairman of the Board of Alexander & Baldwin, Inc. Mr. John C. Couch, a Director of the Corporation, is President and Chief Executive Officer of Alexander & Baldwin, Inc.

                                  PROXY VOTING

         Proxies in the accompanying form duly executed and received by the Corporation at any time prior to the Annual Meeting, and not revoked or superseded prior to being voted, will be voted at the Annual Meeting. Where a specification is indicated in such proxy, it will be voted in accordance with such specification. Where no specification is so indicated, such proxy will be voted in accordance with the recommendations set forth herein.

         Proxies in the accompanying form may be revoked or superseded at any time before they are voted by a proxy of a later date, or by written notification received by the Secretary of the Corporation prior to the Annual Meeting. Attendance in person at the Annual Meeting does not of itself revoke a proxy theretofore given, but any stockholder who attends the Annual Meeting in person is free to revoke any proxy theretofore given and vote his or her shares in person.

         The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for so doing. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.


                             ELECTION OF DIRECTORS

         The Bylaws of the Corporation provide that the Board of Directors will be divided into three equal classes of Directors. Each class of Directors is elected to serve a 3 year staggered term, with the term of one class expiring at each Annual Meeting. The number of Directors on the current Board is fixed at 15. The Board of Directors recommends that the stockholders again set the total number of Directors at 15.

         Directors are elected by a plurality of the votes cast by the holders of the Corporation's common stock at the Annual Meeting at which a quorum is present. Under the Corporation's Certificate of Incorporation and Bylaws and under Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to a Director.

         Proxies in the accompanying form will (unless a contrary direction is indicated therein) be voted to elect the nominees named below (who have been nominated by the present Board of Directors) as Directors to serve subject to the Certificate of Incorporation and Bylaws of the Corporation. If elected, each will serve for a term of three years and until a successor is duly elected and qualified.

         If any of the nominees listed are not available for election at the Annual Meeting (a contingency which the Board of Directors of the Corporation does not now foresee), it is the intention of the Board of Directors to recommend the election of such other persons as the Board may select in order to fill such vacancies. Proxies in the accompanying form will be voted for the election of such other persons unless authority to vote such proxies in the election of Directors has been withheld.

         The nominees designated by the Board of Directors are named below, with brief statements setting forth their present principal occupations and other information, including directorships in public companies:


                                                Shares of Common
           Nominees for a                   Stock of the Corporation    Percent
  Term of Three Years Until the                Beneficially Owned          of
Annual Meeting of Stockholders in 1997        at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
JOHN W.A. BUYERS, 66 has been a Director            1,912                  *
of the Bank since 1976. He has been
Chairman of the Board and Chief Executive
Officer of C. Brewer and Company, Limited
since 1992.  From 1982 to 1992 he was
Chairman and President of C. Brewer and
Company, Limited. From 1975 to 1982, he
was President and Chief Executive Officer
of C. Brewer and Company, Limited. Since
1989, he has been Chairman of Mauna Loa
Resources, the managing general partner
of Mauna Loa Partners, a master limited
partnership trading on the New York Stock
Exchange. In 1993 he was elected Chairman
of C. Brewer Homes, Inc., a new publicly-
traded company. He is also a Director of
John B. Sanfilippo & Sons, Inc. located
in Elk Grove Village, Illinois.

                                                Shares of Common
           Nominees for a                   Stock of the Corporation    Percent
     Term of Three Years Until the             Beneficially Owned          of
Annual Meeting of Stockholders in 1997        at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
JOHN C. COUCH, 54, has been  a Director of                5,110            *
the Corporation since 1991 and a Director
of the Bank since 1985. He has been President
and Chief Executive Officer of Alexander
& Baldwin, Inc. since April, 1992. He was
President and Chief Operating Officer of
Alexander & Baldwin, Inc. from October,
1985 until April, 1989 and from April,
1991 to March, 1992. Since April, 1989,
he has been President and Chief Executive
Officer of A&B-Hawaii, Inc., a wholly-owned
subsidiary of Alexander & Baldwin, Inc. He
has been a Director of Alexander & Baldwin,
Inc. since 1985. He was President and Chief
Operating Officer of Matson Navigation
Company, Inc. from January, 1985 to September,
1985 and Executive Vice President and Chief
Operating Officer from January, 1984 to
December, 1984. Since April, 1992 he has
been Vice Chairman of Matson Navigation
Company, Inc. Alexander & Baldwin, Inc.,
which is engaged in ocean transportation,
sugar production and refining, property
development and property management, holds
1,692,894 shares of stock of the Corporation,
as to which Mr. Couch disclaims beneficial
ownership.

DAVID M. HAIG, 42, has been a Director of             7,918,009         24.48
the Corporation since 1989 and a Director
of the Bank since 1983. Mr. Haig is a
beneficiary and, since 1982, a Trustee
under the Will and of the Estate of S. M.
Damon. His reported beneficial ownership of
the Corporation's stock includes 7,900,000
shares owned by the Estate of S. M. Damon
as to which Mr. Haig shares voting and
investment powers, and 2,400 shares owned
by a trust as to which Mr. Haig shares
voting and investment powers. He is
beneficiary of an HR-10 plan which holds
8,000 shares of the Corporation's stock
for which he has sole voting and investment
powers.

DR. RODERICK F. McPHEE, 65, has been a                   10,962            *
Director of the Corporation or the Bank
since 1972. Since 1968, he has been
President of Punahou School, a kindergarten
through 12th grade college preparatory school.
Dr. McPhee is President and ex-officio
non-voting member of the Board of
Trustees of Punahou School, which owns
209,316 shares of the Corporation's stock.
He has no voting or investment powers with
respect to such shares and disclaims
beneficial ownership thereof.

ROBERT J. PFEIFFER, 74, has been a Director               1,000            *
of the Corporation since 1982 and a Director
of the Bank since 1980. He has been Chairman
of the Board of Alexander & Baldwin, Inc.
since October, 1980. He was President of
Alexander & Baldwin, Inc. from October, 1979
until January, 1985 and President again from
April, 1989 until April, 1991. He was Chief
Executive Officer from January, 1980 until
April, 1992. He was Chief Executive Officer
of Matson Navigation Company, Inc. from
April, 1973 to April, 1992. He has been
Chairman of the Board since October, 1979.



                                                Shares of Common
        Nominees for a Term of              Stock of the Corporation    Percent
        Three Years Until the                  Beneficially Owned          of
 Annual Meeting of Stockholders in 1997       at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
Alexander & Baldwin, Inc., which is
engaged in ocean transportation, sugar
production and refining, property
development, and property management,
holds 1,692,894 shares of stock of the
Corporation, as to which Mr. Pfeiffer
disclaims beneficial ownership.

* The percentage of shares beneficially owned does not exceed one percent of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

         Each of the foregoing nominees who presently serves on the Board attended 75% or more of the combined total number of meetings held during 1993 of the Board and Committees on which he sits. The Board of Directors met 12 times in 1993.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES AND TO SET THE TOTAL NUMBER OF DIRECTORS AT 15.


             DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS

         The Directors continuing to serve on the Board of Directors, pursuant to their prior elections, and the named executive officers listed in the Summary Compensation Table below, are listed here. The Directors will serve subject to the Certificate of Incorporation and the Bylaws of the Corporation until the annual meeting of stockholders in the year shown parenthetically after each name and until their respective successors have been duly elected and qualified.


                                                Shares of Common
                                            Stock of the Corporation    Percent
                                               Beneficially Owned          of
    Directors Continuing to Serve             at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
WALTER A. DODS, JR., 52, (1996) has been            8,180,617            25.29
Chairman of the Board and Chief Executive
Officer of the Corporation and the Bank
since September, 1989. He was President
of the Corporation from March, 1989 to
March, 1991. He was President of the
Bank from November, 1984 to October,
1989 and has been a Director of the
Bank since 1979. He was an Executive
Vice President of the Corporation from
1982 to 1989 and has been a Director of
the Corporation since 1983. he has been
with the Bank since 1968. His reported
beneficial ownership of the Corporation's
stock includes 924 shares held in his wife's
individual retirement account as to which
Mr. Dods disclaims beneficial ownership,
and 13,900 shares that Mr. Dods has the
right to acquire within 60 days through the
exercise of stock options. He is a Trustee
under the Will and of the Estate of S.M.
Damon and his reported beneficial ownership
of the Corporation's stock includes
7,900,000 shares owned by the Estate of
S.M. Damon as to which Mr. Dods shares
voting and investment powers. He is a
Director of Alexander & Baldwin, Inc.,
which holds 1,692,894 shares of the
stock of the Corporation, as to which
Mr. Dods disclaims beneficial ownership.
He is a trustee of Punahou School, which
owns 209,316 shares of the Corporation's
stock; he has shared voting and investment
powers with respect to such shares and
disclaims beneficial ownership thereof.



                                                Shares of Common
                                            Stock of the Corporation    Percent
                                               Beneficially Owned          of
     Directors Continuing to Serve            at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
DR. JULIA ANN FROHLICH, 53, (1995) has                     200              *
been a Director of the Corporation since
1992 and a Director of the Bank since
August, 1991.  She has been a Director
of First Hawaiian Creditcorp, Inc. and
First Hawaiian Leasing, Inc. since 1990.
She has been President of the Blood Bank
of Hawaii since 1985.

PAUL MULLIN GANLEY, 54, (1996) has been a            7,967,688            24.63
Director of the Corporation since 1991 and
a Director of the Bank since 1986. He is a
Trustee under the Will and of the Estate of
S.M. Damon and a partner in the Carlsmith
Ball Wichman Murray Case & Ichiki law firm.
His reported beneficial ownership of the
Corporation's stock includes 7,900,000 shares
owned by the Estate of S. M. Damon as to which
Mr. Ganley shares voting and investment
powers; 19,108 shares in his revocable living
trust as to which he has sole voting and
investment powers; 19,150 shares in his wife's
revocable living trust as to which Mr. Ganley
disclaims beneficial ownership; 12,336 shares
in a profit sharing plan as to which he has
sole voting and investment powers; and
17,094 shares in two individual retirement
accounts as to which he has sole voting and
investment powers.

JOHN A. HOAG, 61, (1995) was an Executive Vice          54,530              *
President of the Corporation from 1982 to 1991
and has been President and Director of the
Corporation since 1991. He has been President
and Director of the Bank since October, 1989.
He has been with the Bank since 1960.  His
reported beneficial ownership of the
Corporation's stock includes 928 shares
owned jointly with his wife as to which
Mr. Hoag shares voting and investment
powers, 19,781 shares in his wife's
revocable living trust as to which Mr. Hoag
disclaims beneficial ownership and 7,890
shares that Mr. Hoag has the right to
acquire within 60 days through the exercise
of stock options.

BERT T. KOBAYASHI, JR., 53, (1995) has                   4,845              *
been a Director of the Corporation since
1991 and a Director of the Bank since 1974.
He is a principal of the law firm of
Kobayashi, Sugita and Goda. He is a
Director of Schuler Homes, Inc.

DR. RICHARD T. MAMIYA, 69, (1996) has been               4,000              *
a Director of the Corporation since January,
1994 and a Director of the Bank since 1980.
He is on the active staff of Queen's Medical
Center for thoracic, cardiovascular, and
general surgery; he is on the courtesy
staff of Straub, Kuakini, and Kapiolani
Children's hospitals. In accordance with
the Corporation's Bylaws and Delaware law,
the Corporation's Board of Directors elected
Dr. Mamiya in January, 1994 to fill the
unexpired term of the late Mr. Sheridan C.
F. Ing.

DR. FUJIO MATSUDA, 69, (1996) has been a                 2,520              *
Director of the Corporation since 1987 and
a Director of the Bank since 1985. He has
been Executive Director of the Research
Corporation of the University of Hawaii
since 1984; he was the President of the
University of Hawaii from 1974 to 1984.
He is a Director of UAL Corporation.

                                       6

                                                Shares of Common
                                            Stock of the Corporation    Percent
                                               Beneficially Owned          of
     Directors Continuing to Serve            at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
GEORGE P. SHEA, JR., 55, (1996) has been                2,555              *
a Director of the Corporation since March,
1993 and the Bank since March, 1989. He
has been Chairman, President and Chief
Executive Officer of First Insurance
Company of Hawaii, Ltd. since 1988. He was
a Certified Public Accountant with Peat
Marwick Mitchell & Company from 1965 to
1971 when he joined First Insurance and
was promoted to Treasurer. He was Vice
President, Secretary and Treasurer of
First Insurance from 1978 to 1982 and
President and Chief Executive Officer from
1982 to 1988.

FRED C. WEYAND, 77 (1995) has been a                7,933,569            24.52
Director of the Corporation since 1986
and a Director of the Bank since 1981. He
was Vice President of the Corporation from
1976 to 1982; Senior Vice President of the
Bank from 1980 to 1982 and Corporate
Secretary from 1978 to 1981. He served as
a commissioned officer in the United
States Army from 1940 to 1976 and held the
office of Chief of Staff from 1974 to
1976. He is a Trustee under the Will and
of the Estate of S. M. Damon. His reported
beneficial ownership of the Corporation's
stock includes 7,900,000 shares owned by
the Estate of S. M. Damon as to which he
shares voting and investment powers and
7,869 shares in his wife's revocable
living trust as to which he shares voting
and investment powers. He is beneficiary
of a defined benefit pension plan which
holds 15,700 shares of the Corporation's
stock for which he has sole voting and
investment powers.

ROBERT C. WO, 68, (1995) was a Director of             13,841              *
the Corporation from 1974 to 1989 and again
since 1992 and has been a Director of the
Bank since 1963. He has been President and
Secretary of BJ Management Corp since 1979.
He has been Chairman of C. S. Wo & Sons,
Ltd., a manufacturer and retailer of home
furnishings since 1973. His reported
beneficial ownership of the Corporation's
stock includes 8,000 shares in the Betty
and Bob Wo Foundation as to which he
shares voting and investment powers.

           EXECUTIVE OFFICERS

PHILIP H. CHING - His reported beneficial              25,466              *
ownership of the Corporation's stock
includes 10,808 shares held in his wife's
revocable living trust as to which
Mr. Ching disclaims beneficial ownership
and 2,752 shares that Mr. Ching has the
right to acquire within 60 days through
the exercise of stock options.

DONALD G. HORNER - His reported beneficial             24,361              *
ownership of the Corporation's stock includes
2,757 shares that Mr. Horner has the right to
acquire within 60 days through the exercise
of stock options.


                                                Shares of Common
                                            Stock of the Corporation    Percent
                                               Beneficially Owned          of
         Executive Officers                   at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
HOWARD H. KARR - His reported beneficial               62,404              *
ownership of the Corporation's stock
includes 2,118 shares held in his wife's
revocable living trust, 602 shares held
in his wife's individual retirement
account, 2,500 shares owned by a resident
son, as to which shares Mr. Karr
disclaims beneficial ownership, 2,500
shares held in a custodial account for a
minor child for which he has sole voting
and investment powers, and 3,450 shares
that Mr. Karr has the right to acquire
within 60 days through the exercise of
stock options.

                                                Shares of Common
                                            Stock of the Corporation    Percent
Nominees, Directors Continuing to Serve        Beneficially Owned          of
       and Executive Officers                 at February 22, 1994       Class
- ----------------------------------------    ------------------------    -------
Beneficial Ownership of all Nominees,               8,513,589            26.32
Directors, and Executive Officers as a
Group (18 persons)

- -------------
* The percentage of shares beneficially owned does not exceed one percent of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

         Each of the foregoing Directors attended 75% or more of the combined total number of meetings held during 1993 of the Board and Committees on which he or she sits, except for Dr. Mamiya, who is filling an unexpired term. The Board of Directors met 12 times in 1993. To the Corporation's knowledge, which is based solely on a review of reports of changes in ownership of the Corporation's common stock as received by the Corporation from directors, executive officers and other persons owning more than 10% of the Corporation's Common Stock, the Corporation believes that all such reports were timely filed, except for one report that was filed late by Dr. McPhee.

COMMITTEES OF THE BOARD

         Among the standing committees of the Board are the Joint Audit Committee, the Executive Compensation Committee, the Executive Committee and the Nominating Committee.

         The Joint Audit Committee, which met 5 times during 1993, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the Corporation's internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed for election as Auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements. The Committee reviewed and approved the 1993 audit plan. The members of the Joint Audit Committee are George P. Shea, Jr. (Chairman), Warren H. Haruki, Howard K. Hiroki, Roderick
F. McPhee, and Fujio Matsuda. Messrs. Haruki and Hiroki are Directors of the Bank and hold certified public accountants certificates.

         The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives, the Long-Term Incentive Plan, the Stock Incentive Plan, and the Deferred Compensation Plan, reviews the performance and salaries of the Corporation's Chief Executive Officer and other senior management officers of the Corporation and its subsidiaries and makes recommendations to the Board of Directors with respect to the appropriate senior management compensation structure. The Committee met 3 times in 1993. Its members are Robert J. Pfeiffer (Chairman), Glenn A. Kaya and Wallace S. Fujiyama (both Directors of the Bank), and Bert T. Kobayashi, Jr., and Fred C. Weyand. General Weyand was appointed to the Committee on October 21, 1993 to replace the late Mr. D. Hebden Porteus.

         The Executive Committee serving also as the Nominating Committee advises the Board of Directors with respect to the number of Directors to be elected to the Board and recommends the persons to be nominated for election as Directors. The Committee will consider nominees recommended by the stockholders for election as Director. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Corporation in a sufficient time prior to the Annual Meeting of the Corporation's stockholders for the Committee to consider and act upon such recommendation. The Committee met 2 times in 1993. Its members are Robert J. Pfeiffer (Chairman), Walter A. Dods, Jr., Bert T. Kobayashi, Jr., and Fred C. Weyand. General Weyand and Mr. Kobayashi were appointed to the Committee on October 21, 1993 to replace Mr. Porteus and Mr. Ing, respectively.

REMUNERATION OF DIRECTORS

         In 1993, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All members of the Board received a fee of $800 and reimbursement for transportation expenses for each Board meeting attended and $700 for each committee meeting attended.

         The Corporation has a Directors' Retirement Plan for outside Directors of the Corporation and the Bank who are not covered by the Corporation's Employees' Retirement Plan. Following retirement from the Board after at least 10 years of service, the retired Director or his or her beneficiary will be entitled to receive monthly payments for a 10 year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of his or her retirement.


                             EXECUTIVE COMPENSATION

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

         The Executive Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent, outside Directors. The Committee has been designated by the Board of Directors with the responsibility for administering the executive compensation program of the Corporation and its subsidiaries.

         The philosophy underlying the administration of the Corporation's executive compensation program is an appropriate linkage between executive compensation, financial and operating performance, and the creation of stockholder value. Key objectives of this philosophy include:

         o providing a competitive pay system to attract, retain and motivate executives;

         o establishing compensation plans which emphasize performance-based pay opportunities, as measured by operating, financial and strategic objectives and goals;

         o providing longer-term, equity-based incentives for executives to ensure they are motivated and rewarded for growth in equity value and generating higher returns to the stockholders relative to comparable financial institutions.

         The Corporation's present executive compensation program was established in 1991 and 1992 with the assistance of an independent consultant. In establishing the program, the Committee took into consideration the total compensation paid to executives of a peer group of companies (the "Initial Peer Group") recommended by the consultants. The companies chosen for the Initial Peer Group were comparably-sized or larger regional bank holding companies, including the one comparable bank holding company in Hawaii. Compensation levels were adjusted for relative size of the companies in the Initial Peer Group. The companies included some, but not all, of the companies which comprise the S&P Major Regional Bank Index shown in the Comparison of Five-Year Cumulative Stockholder Return performance graph included in this Proxy Statement.

         The objective of the new executive compensation program was to set the total compensation package to be competitive with the companies in the Initial Peer Group, maintaining the existing base salary program while emphasizing performance-based pay opportunities which would allow compensation to increase as the Corporation's financial performance improves. The Committee, however, does not obtain surveys annually to determine whether actual compensation packages granted each year are at, below or above the median compensation packages of the companies that were in the Initial Peer Group, and has based its compensation decisions since the establishment of the current programs principally on individual factors relating to the Corporation and its executives as described below.

         The compensation program adopted by the Committee includes three components designed to implement the foregoing objectives: (1) base salaries;
(2) annual incentives; and (3) long-term incentives. Each of these components of compensation is discussed separately below.

BASE SALARIES

         Base salaries of executive officers are set by the Committee in December of each year for the following year. The Committee takes into consideration factors such as varying levels of responsibility, individual performance, consistency and fairness, cost of living increases, the Corporation's operating results and financial performance and cost control. The Committee places no particular weight on, or relative importance to, any single factor in adjusting base salaries.

ANNUAL INCENTIVES

         Annual incentives for executive officers are provided pursuant to the Incentive Plan for Key Executives (the "IPKE"), which provides cash and deferred bonuses based upon the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, in the form of annual cash bonuses or restricted stock awards, to achieve corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals. The IPKE was originally approved by the stockholders in 1969 and has subsequently been amended several times by the stockholders.

         The total amount of bonuses available under the IPKE is a bonus pool equal to 2-1/2% of consolidated income before income taxes and securities gains for the performance year. Guideline percentages of base salary were set, increasing as the executives' pay grades increase. In allocating the bonus pool, the Committee grants bonuses above or below guideline percentages based upon the Committee members' judgment as to individual performance and relative levels of responsibility.

         IPKE bonuses to the named executive officers for 1993 were established in accordance with the general procedures set forth above. In 1993, the Corporation's performance (as measured by profitability) was 5.8% lower than the level of performance attained in 1992. Bonuses to the named executive officers for 1993 were at the guideline percentages of base salary. Total bonuses under the IPKE for 1993 were lower by 8-1/2% as compared to 1992.

         Executive officers are also eligible to receive annual bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan, which is a plan with fixed profit sharing formulas in which all eligible employees of the Corporation participate and which is not administered by the Committee.

LONG-TERM INCENTIVES

         Long-term incentives are provided in the form of cash awards under the Corporation's Long-Term Incentive Plan (the "LTIP") and grants of stock options under the Stock Incentive Plan (the "SIP"). In keeping with the Corporation's commitment to provide a total compensation package which places a significant amount of pay "at-risk", long-term incentives (plus awards under the IPKE) comprise approximately 40 percent of the value of an executive's total compensation package if the Corporation meets its target performance levels.

         The Corporation's LTIP applies to a group of key executives approved by the Committee, much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a three-year performance cycle. Under the current formula LTIP awards are based on target percentages (ranging from 10% to 35%) of participants' average base salary over the three-year performance cycle. If the Corporation does not achieve a threshold average return on equity ("ROE") of 15% over the three-year performance cycle, no awards are payable under the LTIP. When the Corporation's ROE exceeds the threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by average return on assets ("ROA"), and the Corporation's asset growth over the period. Relative ROA and growth of assets are equally weighted in the award determination. In the Committee's judgement, these performance measures are closely linked to stockholder value creation and reinforce desired long-term strategies and performance. In addition, LTIP awards to participants may be adjusted by the Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance).

         The peer group used for LTIP purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group, which is not the same as the Initial Peer Group, includes some, but not all of the companies in the S&P Major Regional Bank Index.

         The Corporation has completed the first performance cycle for the period 1991-1993. The Corporation's average ROE for the period was 15.85% (which therefore exceeded the current threshold for awards to be earned) and its average annual asset growth over the period was 9.7%. When information regarding the financial performance of the peer group becomes available during 1994, the Committee will determine the appropriate LTIP participants' payouts, based on the Corporation's ROA compared to that of the peer group as well as the performance of the individual participants. The amount of the LTIP awards determined by the Committee in 1994 in respect of the 1991-1993 cycle will be reported in the proxy statement for the 1995 annual meeting of stockholders.

         Under the SIP approved by the stockholders, stock options are granted at an option exercise price not less than the fair market value of the Corporation's stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Corporation.

         Guidelines for setting the size of stock option grants were set by the Committee at the time the SIP was established, based on the recommendation of the independent consultant. The guideline for stock option grants is a percentage of base salary (ranging from 10% to 85%), based upon officer grades (increasing as grade increases), resulting in a dollar target which is then converted into the target number of shares by dividing the dollar target by the Corporation's stock price on the date of grant. The size of individual annual awards is increased or decreased from the guideline level based on individual performance at the sole discretion of the Committee.

CORPORATE PERFORMANCE IN 1993

         The Corporation's net income for 1993 represented the second best year in the Corporation's 135-year history. Net income totalled $81,857,000 in 1993 compared to $86,900,000 in 1992, the Corporation's best year ever.

         Despite the challenges created by a continued economic slowdown in the United States and Japan during 1993, which resulted in Hawaii's worst recession since statehood, the Committee believes the actual performance results are commendable. The Corporation's ROA of 1.21% for 1993 continued to exceed the regional bank average. Although the Corporation's ROE was lower than the regional bank average for the first time since prior to 1988, this was attributable in part to the Corporation's strong capital levels. However, the Corporation did not meet its budgeted financial goals in 1993 and given the Corporation's policy of closely linking performance and compensation, these results affect the level of executive compensation in 1993 and 1994 as discussed in this Report. As discussed above, the Corporation's ROA and ROE were among the factors considered by the Committee in their determination of base salary levels for the named executive officers and will be factors in the setting of LTIP awards for the performance cycle 1991-1993.

STOCKHOLDER RETURN PERFORMANCE GRAPH

         The attached Comparison of Five-Year Cumulative Total Stockholder Return performance graph compares the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Corporation's common stock during the last five years as compared to the S&P Major Regional Bank Index and the broader S&P 500 Index.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Dods has been Chief Executive Officer of the Corporation since October, 1989. In addition to his corporate responsibilities, Mr. Dods is regarded as one of Hawaii's premier business leaders and is also respected for his numerous community, charitable, and educational activities. His involvement in these activities has contributed considerably to the favorable image of the Corporation in the community.

BASE SALARY In December, 1992, the Committee met to consider Mr. Dods' performance in 1992 and his base salary for 1993. Based on the fact that the Corporation exceeded its financial goals for 1992 and had reported record results for that year, and in light of Mr. Dods' role in achieving these results, the Committee set Mr. Dods' base salary for 1993 at $625,000. The 1993 IPKE and SIP awards were, and the LTIP award for the performance cycle 1991-1993 will be, in part affected by this base salary, because awards under the plans are based in part upon targeted percentages of base salary.

         In December, 1993, the Committee reviewed Mr. Dods' performance and concluded that his management performance was outstanding and that well conceived plans were executed, including corporate acquisitions and the development of a new corporate headquarters building. Based on those factors and the Corporation's sustained financial performance during a difficult economic period, the Committee concluded that a merit increase in base pay was warranted. However, in view of the economic conditions facing the Corporation and the emphasis on cost controls, Mr. Dods requested that his base salary and the base salaries of the other four executive officers listed in the Summary Compensation Table, Messrs. Hoag, Karr, Ching, and Horner, not be increased for 1994. Accordingly, the Committee set Mr. Dods' base salary at $625,000 for 1994, which is the same as it was in 1993. The base salaries for the other key officers noted above also will remain at 1993 levels.

ANNUAL INCENTIVES In 1993, the Committee awarded Mr. Dods $312,500 under the IPKE based on its discretionary assessment of the same factors noted above. This award was at the IPKE's guideline percentage of base salary. The Committee concluded that the amount was appropriate in light of the consistent success of the Corporation and Mr. Dods' individual contributions. The amount was less than the $375,000 annual incentive award earned by Mr. Dods in 1992, because the bonus pool was smaller as a result of lower earnings in 1993 and because there were more participants in the IPKE in 1993 than in 1992. In 1993, Mr. Dods also received a cash bonus of $15,625 from the Corporation's qualified Profit Sharing Plan and Cash Bonus Plan in which all eligible employees participate and receive payments based on the formulas set forth in the Plans.

LONG TERM INCENTIVES In April, 1993, Mr. Dods received options to purchase 18,000 shares pursuant to the SIP, as set forth in the table under "Option Grants in Last Fiscal Year." This award was based upon the SIP's guideline percentage of base salary, and the number of shares was rounded up to the closest 1,000 shares. The Committee has determined that in their judgment the number of options granted was appropriate in light of other elements of compensation awarded, and would serve the objective of directly linking a significant portion of Mr. Dods' compensation to future creation of stockholder value.

         Mr. Dods will also be eligible to receive the first payout under the LTIP in 1994 based on the Corporation's financial performance for the 1991-1993 performance cycle. As discussed above, the amount awarded will be disclosed in the proxy statement for the 1995 annual meeting.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         Recently enacted Section 162(m) of the Internal Revenue Code generally limits the deductibility by corporations of compensation in excess of $1,000,000 paid to certain executive officers beginning in 1994, unless certain requirements are met. The Committee continues to consider the impact of this new tax code provision on the Corporation, and, in due course, will review its compensation programs for the executive officers subject to the deduction limit while preserving its focus on performance-driven compensation.

CONCLUSION

         The Committee believes these compensation policies and programs effectively serve the interests of stockholders and the Corporation. The various pay programs offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing stockholder value.

                                            Executive Compensation Committee
                                            Robert J. Pfeiffer, Chairman
                                            Wallace S. Fujiyama
                                            Glenn A. Kaya
                                            Bert T. Kobayashi, Jr.
                                            Fred C. Weyand

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN*
         -----------------------------------------------------------
                         Among First Hawaiian, Inc.,
               S&P 500 Index and S&P Major Regional Bank Index
                (Companies appear in published industry index)

                                 First            S&P           S&P Major
   Measurement Period        Hawaiian, Inc.    500 Index   Regional Bank Index
- ------------------------     --------------    ---------   -------------------
  (Fiscal Year Covered)

Measurement P+ 12/31/88          $100             $100          $100
FYE 12/31/89                      172              132           122
FYE 12/31/90                      140              127            87
FYE 12/31/91                      204              166           156
FYE 12/31/92                      220              179           199
FYE 12/31/93                      197              197           210

- --------
* Total return assumes reinvestment of dividends and $100 invested on
December 31, 1988 in the First Hawaiian, Inc. common stock, S&P 500 Index and
S&P Major Regional Bank Index.




                             RETURN ON ASSETS (%)
- -----------------------------------------------------------------------------
                                                        Regional Bank Average
Fiscal Year             First Hawaiian, Inc.             (54 regional banks)*
- -----------             --------------------            ---------------------

   1988                         1.08                             .86
   1989                         1.29                             .88
   1990                         1.35                             .62
   1991                         1.36                             .62
   1992                         1.33                             .92
   1993                         1.21                            1.17

- --------
* Source:  Merrill Lynch & Co. Statistical Fact Book




                             RETURN ON EQUITY (%)
- -----------------------------------------------------------------------------
                                                        Regional Bank Average
Fiscal Year             First Hawaiian, Inc.             (54 regional banks)*
- -----------             --------------------            ---------------------

   1988                          19.4                            13.2
   1989                          22.2                            13.3
   1990                          20.3                             8.9
   1991                          17.4                             8.1
   1992                          16.5                            12.6
   1993                          14.0                            15.5

- --------
* Source:  Merrill Lynch & Co. Statistical Fact Book


SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation for the chief executive officer and the other four most highly compensated executive officers for the years ended December 31, 1993, 1992 and 1991.

                                                                               Long-Term Compensation
                                                                         -----------------------------------
                                          Annual Compensation                    Awards              Payouts
                                   ----------------------------------    -------------------------   -------
       Name                                                  Other
        and                                                  Annual      Restricted     Securities                All Other
     Principal                                               Compen-       Stock        Underlying     LTIP        Compen-
     Position             Year     Salary(1)    Bonus(2)    sation(3)     Awards(4)       Options     Payouts     sation(5)
- ---------------------     ----     ---------    --------    ---------    ----------     ----------    -------     ---------
Walter A. Dods, Jr.       1993     $711,190     $334,021     $34,645       $  --           18,000      --(7)       $41,432
  Chairman of the         1992     $652,400     $375,587     $37,273       $  --           18,800       None       $35,939
  Board of Directors,     1991     $585,000     $384,827     $28,110       $  --          None(6)       None       $36,075
  Chief Executive
  Officer, and
  Director of the
  Corporation
  and Bank

John A. Hoag              1993     $493,648     $195,896     $19,494       $  --            9,920      --(7)       $24,018
  President and           1992     $453,700     $210,477     $18,808       $  --           10,820       None       $12,410
  Director of the         1991     $409,300     $217,665     $17,838       $  --          None(6)       None       $ 7,191
  Corporation
  and Bank

Howard H. Karr            1993     $271,992     $124,646     $19,447       $  --            4,960      --(7)       $ 9,480
  Executive Vice          1992     $247,500     $132,460     $17,430       $  --            4,420       None       $ 1,764
  President and           1991     $222,400     $137,084     $16,364       $  --          None(6)       None       $ 1,218
  Treasurer of the
  Corporation and
  Vice Chairman
  and Chief Financial
  Officer of the Bank

Philip H. Ching           1993     $243,664     $106,249     $22,115       $  --            3,510      --(7)       $12,282
  Executive Vice          1992     $218,800     $112,340     $20,006       $  --            3,750       None       $ 5,639
  President of the        1991     $195,200     $116,272     $19,052       $  --          None(6)       None       $ 3,650
  Corporation and
  Vice Chairman
  of the Bank

Donald G. Horner          1993     $222,550     $102,500     $18,999       $  --            3,730      --(7)       $ 6,351
  Executive Vice          1992     $206,800     $109,460     $16,086       $  --            3,650       None       $   885
  President of the        1991     $181,800     $113,220     $60,004       $  --          None(6)       None       $   908
  Corporation and
  Bank


NOTES:

(1)Includes the following for the above named executive officers:

                                        Base        Director and                 Total
                             Year      Salary      Committee Fees    Other       Salary
                             -----------------------------------------------------------
            Dods . . . . . . 1993     $625,000        $82,200        $3,990     $711,190
                             1992     $575,000        $77,400        $  --      $652,400
                             1991     $500,000        $85,000        $  --      $585,000

            Hoag . . . . . . 1993     $400,000        $84,300        $9,348     $493,648
                             1992     $375,000        $78,700        $  --      $453,700
                             1991     $325,000        $84,300        $  --      $409,300

            Karr . . . . . . 1993     $250,000        $20,300        $1,692     $271,992
                             1992     $230,000        $17,500        $  --      $247,500
                             1991     $200,000        $22,400        $  --      $222,400

            Ching  . . .  1993     $212,500     $25,900     $5,264     $243,664
                          1992     $195,000     $23,800     $ --       $218,800
                          1991     $170,000     $25,200     $ --       $195,200
            Horner . . .  1993     $205,000     $16,800     $  750     $222,550
                          1992     $190,000     $16,800     $ --       $206,800
                          1991     $165,000     $16,800     $ --       $181,800

(2)Includes cash awards under the IPKE and awards under the qualified Profit Sharing Plan and Cash Bonus Plan.

(3)Includes primarily imputed income, including "gross-up" for income taxes, related to social club memberships and dues and personal use of automobiles. For 1993, the amounts of Other Annual Compensation disclosed for each of the above named executive officers consisted of the following:

                                     Club
                                  Memberships
                          Year     and Dues      Automobiles     Total
                          ----    -----------    -----------    -------
            Dods . . . .  1993      $13,102        $21,543      $34,645
                          1992      $18,415        $18,858      $37,273
                          1991      $11,083        $17,027      $28,110
            Hoag . . . .  1993      $ 4,393        $15,101      $19,494
                          1992      $ 4,154        $14,654      $18,808
                          1991      $ 3,631        $14,207      $17,838
            Karr . . . .  1993      $ 4,763        $14,684      $19,447
                          1992      $ 4,576        $12,854      $17,430
                          1991      $ 4,080        $12,284      $16,364
            Ching  . . .  1993      $ 8,322        $13,793      $22,115
                          1992      $ 7,932        $12,074      $20,006
                          1991      $ 7,139        $11,913      $19,052
            Horner . . .  1993      $ 6,366        $12,633      $18,999
                          1992      $ 5,027        $11,059      $16,086
                          1991      $49,133        $10,871      $60,004

(4)There were no restricted stock awards to the above named executive officers under the IPKE for the years shown. As of December 31, 1993, the aggregate number of non-vested shares by the year of vesting of such shares for each of the above named executive officers and aggregate market value (based on the market price of the stock at December 31, 1993) follow:

                               Number of
                           Shares Vesting In                 Market
                           -----------------     Total       Value
                            1995       1998      Shares     12/31/93
                           ------     ------     ------     --------
           Dods . . . . .   8,163       --        8,163     $202,034
           Hoag . . . . .   5,612       --        5,612      138,897
           Karr . . . . .    --         --         --          --
           Ching  . . . .   2,755       --        2,755       68,186
           Horner . . . .    --       17,666     17,666      437,234
                           ------     ------     ------     --------
              Total . . .  16,530     17,666     34,196     $846,351
                           ======     ======     ======     ========

Dividends are paid to the above named executive officers on their restricted stock holdings. The IPKE awards are intended to reward key employees based upon the Corporation's overall performance, the individual's business unit's performance and the key employee's own performance. The IPKE is administered by the Committee. The IPKE provides for a maximum bonus pool equivalent to 2-1/2% of consolidated income before income taxes and securities gains for the performance year. The Chief Executive Officer will, at his discretion, allocate a portion of the bonus pool to each business unit. The manager of each business unit will recommend how this allocated amount should be distributed to individual participants in the business unit. Individual awards are generally based upon the participant's management level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval.

   The awards under the IPKE can be paid, at the Committee's sole discretion, in cash and/or common stock with a fair market value equal to the award amount. A participant can elect to have all or a portion of the cash award deferred for future payment under the Corporation's Deferred Compensation Plan.

   Participants are entitled to vote the restricted shares. IPKE shares become vested upon the participant attaining 60 years of age, completion of 20 full years of employment, retirement, death, or termination of employment prior to retirement with the approval of the Corporation, whichever occurs earliest. Beginning in 1989, for those participants who had previously met the minimum restrictions for completion of 20 full years of employment or attaining 60 years of age, the Committee imposed a five-year restriction from the date of any subsequent stock awards. IPKE also provides for forfeiture by the participant and reversion to the Corporation of all non-vested shares, previously awarded in certain cases of termination of employment.

(5)Includes term life insurance premiums including "gross-up" for income taxes, and split dollar insurance agreements as discussed below. Details of All Other Compensation for each of the above named executive officers for 1993 are as follows:

                                Term        Split Dollar
                              Insurance      Insurance        Total
                              ---------     ------------     -------
       Dods  . . . . . . . .   $32,735        $ 8,697        $41,432
       Hoag  . . . . . . . .   $ 7,206        $16,812        $24,018
       Karr  . . . . . . . .   $ 1,770        $ 7,710        $ 9,480
       Ching   . . . . . . .   $ 3,751        $ 8,531        $12,282
       Horner  . . . . . . .   $   824        $ 5,527        $ 6,351

   The Corporation has split dollar insurance agreements with the named executive officers, as well as other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all previously paid premiums plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split dollar agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" income taxes on this policy are included under the Term Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split dollar policy.

(6)The Corporation did not have a stock incentive plan in effect in 1991.

(7)The amounts of LTIP awards for the first LTIP cycle (1991-1993) have not been determined at this time. The amounts will be determined and paid in 1994 and will be disclosed in the proxy statement for the annual meeting to be held in 1995.

There are no employment contracts, change-in-control arrangements (other than in the LTIP, SIP and Deferred Compensation Plan) or termination of employment arrangements with the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth the stock options granted on April 14, 1993 to each of the above named executive officers under the SIP. The table also lists the potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options, which is set at 10 years. The Corporation does not have a stock appreciation rights program.





















                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                     Annual Rates of Stock
                                                                                      Price Appreciation
                             Individual Grants}(1)                                     for Option Term(2)
- --------------------------------------------------------------------------------     ---------------------
                         Number of       Percent of
                         Securities     Total Options      Exercise
                         Underlying       Granted to          or         Expira-
                          Options        Employees in     Base Price      tion
       Name              Granted(3)      Fiscal Year      Per Share       Date          5%           10%
- -----------------------------------     -------------     ----------     -------     --------     --------
Walter A. Dods, Jr.  . .   18,000           17.0%           $30.25       4/14/03     $342,433     $867,793
John A. Hoag . . . . . .    9,920            9.4%           $30.25       4/14/03     $188,719     $478,250
Howard H. Karr . . . . .    4,960            4.7%           $30.25       4/14/03     $ 94,359     $239,125
Philip H. Ching  . . . .    3,510            3.3%           $30.25       4/14/03     $ 66,774     $169,220
Donald G. Horner . . . .    3,730            3.5%           $30.25       4/14/03     $ 70,960     $179,826

NOTES:

(1) Options under the SIP are granted at 100% of the market value of the stock on the date of the grant. Options vest 25% per year after the first anniversary after the date of grant. No option may be exercised prior to vesting (and in no event earlier than 6 months after the date of grant) or later than 10 years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of a change in control, as defined in the SIP, all options granted and held at least six months become immediately exercisable and vested. In the event of death, disability or retirement, the Committee has the discretion to accelerate the vesting of options previously granted. The SIP provides for the shortening of the exercise period for vested options if termination is due to death, disability or retirement. The SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Corporation shares or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the SIP cannot be terminated, amended, or modified to (a) increase the total amount of shares which may be issued except as provided in the SIP; (b) change the class of eligible employees; (c) materially increase the cost of the SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price.

(2) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's common stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

(3) None of the options granted represent reload options.

OPTION VALUES AT DECEMBER 31, 1993

         The following table reflects the securities underlying unexercised options and the value of these options as of December 31, 1993:

                           Number of Securities         Value of Unexercised
                      Underlying Unexercised Options    In-the-Money Options
                           at December 31, 1993         at December 31, 1993
     Name               Exercisable/Unexercisable     Exercisable/Unexercisable
- -------------------   ------------------------------  -------------------------
Walter A. Dods, Jr.  . . . . . 4,700/32,100                  None/None
John A. Hoag . . . . . . . . . 2,705/18,035                  None/None
Howard H. Karr . . . . . . . . 1,105/ 8,275                  None/None
Philip H. Ching. . . . . . . .   938/ 6,322                  None/None
Donald G. Horner . . . . . . .   913/ 6,467                  None/None

There were no options exercised by the named executive officers in 1993.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

         The Corporation's LTIP applies to a group of key executives approved by the Executive Compensation Committee, much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a three-year performance cycle. The first cycle covers 1991-1993; the second cycle 1992-1994; and so on. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

         Under the current formula LTIP awards are based on target percentages (ranging from 10% to 35%) of participant's average base salary over the three-year performance cycle. If the Corporation does not achieve a threshold average return on equity ("ROE") of 15% over the three-year performance cycle, no awards are payable under the LTIP. When the Corporation's ROE exceeds the threshold level, the target awards to par-ticipants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by average return on assets ("ROA"), and the Corporation's asset growth over the period. Relative ROA and growth of assets are equally weighted in the award determination. In the Committee's judgment, these performance measures are closely linked to stockholder value creation and reinforce desired long-term strategies and performance. In addition, LTIP awards to participants may be adjusted by the Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance).

         The peer group used for LTIP purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group, which is not the same as the Initial Peer Group, includes some but not all of the companies in the S&P Major Regional Bank Index.

         Cash payouts are made after each three-year performance cycle. A participant can elect to have the cash award deferred for future payment under the Corporation's Deferred Compensation Plan.

         The following table reflects the estimated future payouts, with respect to the named executive officers, at threshold, target and maximum award levels for the three-year performance cycle beginning in 1993 and ending in 1995. Actual payouts are contingent upon the Corporation meeting its threshold ROE and are subject to adjustment by the Committee as described above, based upon corporate and individual performance, which will be determined in 1996 for the 1993-1995 performance cycle.

                                               Performance
                              Number of          or Other                    Estimated Future Payouts
                            Shares, Units      Period Until            under Non-Stock Price-Based Plans(2)
                              or Other        Maturation or       ------------------------------------------------
       Name                    Rights           Payout(1)         Threshold(3)         Target           Maximum(4)
       ----                 ------------     ---------------      ------------        --------          ----------
Walter A. Dods, Jr. . . .        None             12/31/95            None            $218,750           $428,750
John A. Hoag  . . . . . .        None             12/31/95            None            $120,000           $235,200
Howard H. Karr  . . . . .        None             12/31/95            None            $ 50,000           $ 98,000
Philip H. Ching . . . . .        None             12/31/95            None            $ 42,500           $ 83,300
Donald G. Horner  . . . .        None             12/31/95            None            $ 41,000           $ 80,360

NOTES:

(1)Performance period beginning January 1, 1993 and ending December 31, 1995.

(2)Estimated future payouts under the target and maximum columns are based upon the named executive officer's base salary as of 12/31/93.

(3)If the Corporation does not meet its threshold ROE or the participant receives a 0% performance rating, there is no payout.

(4)Under the current formula, the maximum individual payout is limited to 196% of the target amount.

         PROFIT SHARING PLAN AND CASH BONUS PLAN. The Corporation has a defined contribution Profit Sharing Plan and Cash Bonus Plan (the "Plan"). All regular employees of the Corporation and participating subsidiaries (including those who are officers and directors) become members of the Plan on the first of the month coincident with or next following their completion of one year of service in which they work 1,000 hours. The Plan provides that for every taxable year, the Corporation and its participating subsidiaries shall each contribute to the Plan an amount of cash equal to one-half of the applicable percentage of the total compensation of the members employed by each company, respectively, for such year. Such percentage of the total compensation is a function of the percentage increase in the Corporation's consolidated net earnings for such year as determined from the following table:

               Percent Increase In              Percent of Total
            Consolidated Net Earnings             Compensation
            -------------------------           ----------------
                   0 or less                           5.0
                       5                               8.0
                      10                              11.5
                      15                              15.5
                      20                              20.0
                      25                              25.0

The other half of the amount of the Corporation's contribution is distributed in the form of a cash bonus that is currently taxable to the employee.

         A member's share of the total profit sharing contribution bears the same proportion to the total as is represented by the member's compensation for the plan year divided by the total compensation of members entitled to an allocable share of the profit sharing contribution.

PENSION PLANS

         The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries who have completed certain age and service requirements. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to a maximum allowable under the Internal Revenue Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on total or final compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits.

         The Corporation has a non-qualified, unfunded Supplemental Executive Retirement Plan (the "SERP") for executives of the Corporation and participating subsidiaries. To be eligible, an executive must have had benefits under the Corporation's tax-qualified plans that are limited by certain laws or regulations governing such plans and their benefits. The SERP provides the difference between an unrestricted benefit and the restricted benefit allowed under the qualified plan. In determining the pension benefits under the SERP, a participant's covered compensation includes salary, including overtime, as well as the annual bonus earned under the IPKE.

         The following table illustrates the estimated annual pension benefits payable to an executive officer at age 65. Whether these amounts become payable depends on the contingencies and conditions governing the Corporation's ERP and SERP.

     Final                               Years of Service(2)
    Average         -------------------------------------------------------------
 Compensation(1)       15           20            25           30           35
 ---------------    --------     --------      --------     --------     --------
  $  200,000        $ 50,626     $ 67,501      $ 84,377     $101,252     $118,127
     250,000          63,751       85,001       106,252      127,502      148,752
     300,000          76,876      102,501       128,127      153,752      179,377
     350,000          90,001      120,001       150,002      180,002      210,002
     400,000         103,126      137,501       171,877      206,252      240,627
     450,000         116,251      155,001       193,752      232,502      271,252
     500,000         129,376      172,501       215,627      258,752      301,877
     550,000         142,501      190,001       237,502      285,002      332,502
     600,000         155,626      207,501       259,377      311,252      363,127
     650,000         168,751      225,001       281,252      337,502      393,752
     700,000         181,876      242,501       303,127      363,752      424,377
     750,000         195,001      260,001       325,002      390,002      455,002
     800,000         208,126      277,501       346,877      416,252      485,627
     850,000         221,251      295,001       368,752      442,502      516,252
     900,000         234,376      312,501       390,627      468,752      546,877
     950,000         247,501      330,001       412,502      495,002      577,502
   1,000,000         260,626      347,501       434,377      521,252      608,127
   1,050,000         273,751      365,001       456,252      547,502      638,752
   1,100,000         286,876      382,501       478,127      573,752      669,377
   1,150,000         300,001      400,001       500,002      600,002      700,002
   1,200,000         313,126      417,501       521,877      626,252      730,627

NOTES:

(1)Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes total salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the Profit Sharing Plan and Cash Bonus Plan). The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

(2)As of December 31, 1993, the number of years of creditable service under the Corporation's defined benefit plans for each of the named executive officers in the Summary Compensation Table was as follows: Mr. Dods, 25 years; Mr. Hoag, 34 years; Mr. Karr, 21 years; Mr. Ching, 36 years; and Mr. Horner, 15 years.

TEN-YEAR OPTION REPRICINGS

         For the year ended December 31, 1993, there was no adjustment or amendment to the exercise price of the stock options previously awarded.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Executive Compensation Committee was, at any time during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries. General Weyand was Vice President of the Corporation from 1976 to 1982; Senior Vice President of the Bank from 1980 to 1982 and Corporate Secretary from 1978 to 1981.

         The Corporation has in the ordinary course of business extended credit to Messrs. Kaya and Kobayashi (consisting of real estate mortgages and consumer credit lines) as follows:

                                                    Aggregate
                                    Largest        Indebtedness      Interest
                                   Aggregate       Outstanding         Rate
                                  Indebtedness     December 31,         Per
             Name                   in 1993           1993             Annum
     -----------------------      ------------     ------------    -------------
     Glenn A. Kaya   . . . . . .  $421,229         $416,415        6.125%-6.625%
     Bert T. Kobayashi, Jr.  . .  $891,700         $867,098        5.00 %-6.125%

         In 1993, the subsidiaries of the Corporation paid fees to the law firm of Kobayashi, Sugita & Goda in the amount of $1,000,301. Mr. Kobayashi is a partner of Kobayashi, Sugita & Goda.

         Mr. Pfeiffer is Chairman of the Board and a director of Alexander & Baldwin, Inc., which owns 5.23% of the Corporation's outstanding common stock. Mr. Dods is a director of Alexander & Baldwin, Inc. and the Asset Management Division of First Hawaiian Bank holds 2,992,715 shares of Alexander & Baldwin, Inc.'s common stock in a fiduciary capacity. Mr. Dods does not serve on the executive compensation committee (or other board committee performing the equivalent function) of Alexander & Baldwin, Inc.

         The Bank has (a) made loans to Mr. Wallace S. Fujiyama and Alexander & Baldwin, Inc. and (b) made loans to, and issued a letter of credit on behalf of, Matson Navigation Company, Inc., a subsidiary of Alexander & Baldwin, Inc. These loans and the letter of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

CERTAIN TRANSACTIONS

         The total amount of loans outstanding to directors and executive officers of the Corporation from the Bank aggregated $957,270 at December 31, 1993. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

         The following schedule shows detailed information on loans made by the Corporation to those Directors (including nominees) and named executive officers of the Corporation whose aggregate indebtedness exceeded $60,000 at any time during 1993:

                                               Aggregate
                               Largest        Indebtedness      Interest
                              Aggregate       Outstanding         Rate
                             Indebtedness     December 31,         Per
    Name and Title             in 1993          1993(1)           Annum
- -----------------------      ------------     ------------    ------------
John W. A. Buyers              $996,998         $984,523      5.00%-6.375%
Director
Philip H. Ching                $264,354         $260,995      5.00%-7.62 %
Executive Vice President

                                                      Aggregate
                                       Largest      Indebtedness     Interest
                                       Aggregate     Outstanding       Rate
                                      Indebtedness   December 31,       Per
  Name and Title                        in 1993         1993(1)        Annum
- -------------------------------       ------------  -------------   -----------
John C. Couch                         $2,739,968     $2,112,387     5.00%-9.00%
 Director

Walter A. Dods, Jr.                   $1,950,084     $1,257,461     5.00%-7.62%
 Chairman, Chief Executive Officer
 and Director

Dr. Julia Ann Frohlich                $   66,792     $   14,371           7.62%
 Director

David M. Haig                         $1,325,482     $1,221,214           6.00%
 Director

John A. Hoag                          $  353,633     $  214,127     4.00%-7.62%
 President and Director

Donald G. Horner                      $  425,658     $  366,766     5.00%-7.62%
 Executive Vice President

Howard H. Karr                        $  523,623     $  516,504     5.00%-7.62%
 Executive Vice President
 and Treasurer

Bert T. Kobayashi, Jr.                $  891,700     $  867,098    5.00%-6.125%
 Director

Dr. Richard T. Mamiya                 $2,734,586     $2,696,597    5.00%-9.125%
 Director

Dr. Fujio Matsuda                     $  361,547     $ 338,308     5.00%-6.125%
 Director

Dr. Roderick F. McPhee                $  379,282     $ 371,968      5.75%-6.00%
 Director

NOTE:

(1) All loans are secured by real estate mortgages or are consumer credit lines.

         The Bank leases a parcel of land, on which a branch of the Bank is located, from the Estate of Samuel M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $95,713 annually from July 1, 1993 to June 30, 1997. Rents thereafter are to be fixed for each of two succeeding 10-year periods by agreement or failing agreement by appraisal. Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation and the Bank and Trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and the Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or the Bank.

         The Bank leases 4,178 square feet of office space to the Estate of Samuel M. Damon in a downtown Honolulu office building in which the Bank's headquarters are temporarily located pending the construction of a new headquarters building. The Estate leased 4,031 square feet in the old headquarters building at $2.00 per square foot per month for the period ending April 30, 1997. In consideration of the Estate and other tenants of the old headquarters building agreeing to temporarily relocate their offices to allow for construction of the new building, the Bank offered the Estate and 3 other non-related tenants comparable space in the temporary location at the same aggregate rent as previously applied in the old building. Management of the Corporation believes that, while the rent charged to the Estate and the other tenants may not be market rate rents for the temporary location, the temporary arrangements made for the Estate described above are as favorable to the Corporation and the Bank as those that would have been obtainable in a similar transaction with persons or companies not affiliated with the Corporation or the Bank.

                              ELECTION OF AUDITOR

         The Board of Directors, on recommendation of the Joint Audit Committee, recommends the re-election of Coopers & Lybrand as Auditor of the Corporation to serve for the ensuing year. Coopers & Lybrand has served the Corporation in the capacity of independent Auditors since 1973. Proxies in the accompanying form will be voted for the election of Coopers & Lybrand unless a contrary specification is indicated therein, in which event they will be voted as specified. Election of the Auditor requires the affirmative vote of a majority of the shares present or represented at the meeting. Under the Corporation's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have the effect of votes in opposition to the election of Coopers & Lybrand.

         It is expected that representatives of Coopers & Lybrand will be at the Annual Meeting and will be available to respond to questions and make a statement if they choose.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

         The Board of Directors believes that it is advisable, for the reasons set forth below, to amend Article Fourth of the Certificate of Incorporation of the Corporation to increase the number of authorized shares of common stock, par value $5.00 per share ("Common Stock"), from 66,500,000 to 100,000,000 shares. Accordingly, at its meeting on January 20, 1994, the Board of Directors adopted a resolution proposing that an amendment to Article Fourth of the Corporation's Certificate of Incorporation be presented to the stockholders at the Annual Meeting for their approval. The proposed resolution being submitted for stockholder approval is as follows:

                 RESOLVED, that Article Fourth of the Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock of the Corporation by 33,500,000 shares and to read in its entirety as follows:

                          FOURTH: The total number of shares of stock which
                 this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock having a par value of Five Dollars ($5.00) per share.

         As of the close of business on February 22, 1994, 32,350,349 of the 66,500,000 shares of Common Stock now authorized by the Certificate of Incorporation were issued and outstanding, and an additional 212,497 shares of Common Stock were held by the Corporation for issuance in connection with the IPKE and SIP.

         The Corporation has no agreements, commitments or plans at this time for the sale or other use of the additional authorized shares of Common Stock. However, the Board of Directors believes that it is in the best interest of the Corporation and its stockholders to increase the shares of authorized Common Stock so that a sufficient number of additional shares of Common Stock will be available for issuance from time to time in connection with possible future actions such as stock splits or stock dividends or for the purpose of accomplishing a merger with, or of acquiring, another corporation, bank or trust company. Having such additional authorized shares of Common Stock available for issuance in the future will give the Corporation greater flexibility to take advantage of opportunities that may arise and allow additional shares of Common Stock in excess of the number of shares presently authorized to be issued without the expense and delay of a special meeting of stockholders. The Corporation does not have any plan at present to effect a merger with, or otherwise acquire, any other company.

         If the resolution is adopted and the Certificate of Incorporation is amended in accordance therewith, the newly authorized Common Stock could generally be issued at the discretion of the Board of Directors, subject, however, to the rights of the Corporation's stockholders under Article Ninth of the Certificate of Incorporation, as described below. In addition, in certain circumstances, the rules and regulations of NASDAQ (on which the Common Stock is now traded) may require specific stockholder authorization of a proposed issuance of shares of Common Stock.

         Article Ninth of the Certificate of Incorporation provides that upon any increase in the authorized capital stock of the Corporation, unless the resolution of the stockholders of the Corporation authorizing said increase shall otherwise provide, the Board of Directors shall first offer the additional authorized stock pro rata to all stockholders of record at such price and on such terms as the Board of Directors may in each instance fix. An exception to the requirement that authorized capital stock first be offered to all stockholders is provided in Article Ninth with respect to the issuance of additional stock of the Corporation for the purposes of accomplishing the merger with, or of otherwise acquiring, another corporation, bank or trust company. Therefore, except for the issuance of the new shares in connection with a merger or acquisition by the Corporation, the proposed increase in authorized Common Stock should not have any effect upon a change in control of the Corporation.

        The additional shares for which authorization is sought would be identical in terms with the shares of Common Stock now authorized and outstanding, and the amendment would not affect the terms or the rights of the holders of those shares. The Corporation's Common Stock has no conversion rights and is not redeemable under the terms of the Certificate of Incorporation.

         The affirmative vote of the holders of a majority of the outstanding Common Stock is required for adoption of the proposed amendment to Article Fourth of the Certificate of Incorporation. Accordingly, under the Corporation's Certificate of Incorporation and Bylaws, and under Delaware law, abstentions and broker non-votes will have the effect of votes cast against adoption of the proposed amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR.

                                 OTHER BUSINESS

         At the date of this proxy statement, management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

                         STOCKHOLDER PROPOSALS FOR 1995

         Proposals of stockholders intended to be presented at the 1995 Annual Meeting of the Corporation must be received by the Corporate Secretary of the Corporation on or prior to November 4, 1994.


                                    BY ORDER OF THE BOARD OF DIRECTORS
                                             FIRST HAWAIIAN, INC.
                                             Herbert E. Wolff
                                             Senior Vice President and Secretary

Dated: March 1, 1994

        A COPY OF THE ANNUAL REPORT OF THE CORPORATION ON FORM 10-K TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PRIOR TO APRIL 1, 1994, IS AVAILABLE AFTER THAT DATE TO EACH STOCKHOLDER UPON WRITTEN REQUEST THEREFOR.

      [LOGO]
FIRST HAWAIIAN, INC.                                    THIS IS YOUR PROXY FORM
- -------------------------------------------------------------------------------
      PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FIRST HAWAIIAN, INC.
                        ANNUAL MEETING--APRIL 21, 1994                    PROXY

         The undersigned hereby appoints R.F. McPHEE, R.J. PFEIFFER, and F.C. WEYAND, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of the Stockholders of FIRST HAWAIIAN, INC. (the "Corporation") to be held at 9:30 o'clock A.M., Hawaiian Standard Time, on April 21, 1994 in the 20th Floor Dining Room of the Plaza Club, 900 Fort Street, Honolulu, Hawaii, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed below, and in their judgment on any other business which may properly come before said meeting.

1.  FIX THE TOTAL NUMBER OF DIRECTORS AT FIFTEEN.

    [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

2.  ELECTION OF DIRECTORS

    [ ]  FOR ALL NOMINEES LISTED BELOW      [ ]  WITHHOLD AUTHORITY
          (except as marked to the               to vote for all nominees
          contrary below)*                       listed below

               JOHN W.A. BUYERS, JOHN C. COUCH, DAVID M. HAIG,
                  DR. RODERICK F. McPHEE, ROBERT J. PFEIFFER

    *(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

3.  PROPOSAL TO APPROVE THE ELECTION OF COOPERS & LYBRAND AS AUDITOR:

    [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

                                                       (Continued on other side)



                                                     (Continued from other side)

4. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF STOCK FROM 66,500,000 TO 100,000,000.

    [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

    This proxy will be voted as directed, but if no direction is specified, it will be voted FOR Proposals 1, 2, 3 and 4.

                                          Dated:                        , 1994
                                                ------------------------

                                          ------------------------------------

                                          ------------------------------------
                                          Stockholder(s) should sign above
                                          exactly as name(s) appear to the
                                          left, but minor discrepancies in
                                          such signatures shall not invalidate
                                          this proxy.  If more than one Stock-
                                          holder, all should sign.